Exhibit 99.1

          COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES RECORD
           EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

    NORFOLK, Va., July 19 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record earnings of $2.7 million for the first six months of 2005, an increase of $1.4 million or 109.0% over the comparable period in 2004. For the quarter ended June 30, 2005, the Company earned a record $1.5 million, an increase of 98.4% over the $744.7 thousand reported in the second quarter of 2004. On a per share basis, diluted earnings increased 43.4% to $0.76 for the six months ended June 30, 2005 compared to $0.53 for the same period in 2004. For the quarter ended June 30, 2005, diluted earnings per share was $0.41, up from $0.30 for the second quarter in 2004.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Throughout my 44 year banking career, I have never been more proud and excited to be part of such a dynamic and growing company as Bank of the Commonwealth. The second quarter of 2005 was another record quarter for us, both in earnings and asset growth. Our second quarter earnings surpassed any previously reported quarterly earnings over our thirty-four year history. We continue to seek opportunities to grow and expand our franchise. During the first half of 2005 there were several exciting events which transformed our Bank. We added four of the area's leading veteran commercial lending officers, with over sixty-eight years of combined experience, to our professional team at Bank of the Commonwealth. With the addition of these professionals, we are poised to grow our commercial lending operations significantly. Plans were finalized to open three new branches within the next four months. A new branch in the Ocean View section of Norfolk is scheduled to open by the end of July, a new branch in the Western Branch section of the Tri-Cities area of Portsmouth - Chesapeake - Northern Suffolk is scheduled to open the first of August and a new branch in the Little Neck - Birchwood corridor on Virginia Beach Boulevard in Virginia Beach is scheduled to open in October 2005. As a result of this growth, a number of seasoned community banking professionals have joined the Bank of the Commonwealth's staff over the past six months, adding to the experience and community related involvements the Bank has enjoyed for some thirty-four years as the oldest community bank headquartered in and serving Southside Hampton Roads. As we continue to grow, we are looking to diversify and search for new avenues of revenue. Bank of the Commonwealth has expanded its title insurance services with the formation of Executive Title Center, a wholly owned subsidiary, which commenced operations July 1st. In addition to providing a considerably diverse and expanded source of fee income, Executive Title Center will provide a high level of responsive and personalized service to our customers, making their real estate endeavors a smooth transaction. I am also proud to report that on June 27, 2005, the Company successfully added $19.34 million in additional capital through a private placement of 967,009 shares of newly issued Company common stock. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our shareholders."

    The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.36% for the six months ended June 30, 2005 up 51 basis points from 0.85% for the first six months of 2004. Return on average equity (ROE) increased 100 basis points to 14.01% for the six months ended June 30, 2005 as compared to 13.01% for the six months ended June 30, 2004. For the quarter ended June 30, 2005, ROA was 1.40% and ROE was 14.82%.

    The record earnings were driven by the $151.4 million or 57.4% increase in the Bank's loan portfolio from June 30, 2004 to June 30, 2005. Total loans at June 30, 2005 reached a record $415.1 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $4.4 million or 44.8% to $14.1 million for the six months ended June 30, 2005. For the quarter ended June 30, 2005 interest income on loans increased 51.4% to $7.6 million up from the $5.0 million reported in the second quarter in 2004.

    Interest expense of $5.2 million for the six months ended June 30, 2005 represented a $1.0 million increase from the comparable period in 2004. For the second quarter of 2005, interest expense was $2.8 million, an increase of $749.5 thousand over the second quarter of 2004. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities, which was offset by the decrease in overall rates paid on liabilities as a result of higher priced time deposits repricing at lower rates throughout the first half of the year.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest income coupled with the reduction in the yield paid on our interest bearing liabilities, our net interest income reached an all time quarterly high of $4.9 million for the quarter ended June 30, 2005, an increase of $1.9 million or 60.8% over the comparable period in 2004. For the six months ended June 30, 2005, net interest income reached a record $9.2 million, an increase of $3.3 million over the comparable period in 2004.

    Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) increased 70 basis points from 4.11% during the first six months of 2004 to 4.80% for the same period in 2005.

    Commonwealth Bankshares exceeded its goal for asset growth. Total assets at June 30, 2005 reached a new high of $475.4 million, up 46.2% or $150.2 million from $325.2 million at June 30, 2004.

    Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the six months ended June 30, 2005 were $48.1 thousand, or 0.01% of year to date average loans. Non- performing assets were $442.0 thousand or 0.09% of total assets at June 30, 2005 compared to $1.9 million or 0.58% of total assets at June 30, 2004.

    About Commonwealth Bankshares
    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has eight bank branches strategically located throughout the Hampton Roads region with three new offices scheduled to open by October 2005 and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center and mortgage funding services through its subsidiary Community Home Mortgage of Virginia, Inc. Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                  Commonwealth Bankshares, Inc. and Subsidiaries
                    Selected Financial Information (Unaudited)

                                         Three Months Ended              Six Months Ended
                                     ---------------------------   ---------------------------
    (in thousands, except per          June 30,       June 30,       June 30,       June 30,
    share data)                          2005           2004           2005           2004
    ------------------------------   ------------   ------------   ------------   ------------
    Operating Results:
      Interest Income                $      7,746   $      5,142   $     14,381   $     10,046
      Interest Expense                      2,840          2,091          5,210          4,171
      Net interest income                   4,906          3,051          9,171          5,875
      Provision for loan losses               685            370          1,015            835
      Non-interest income                     941            674          1,687          1,299
      Non-interest expense                  2,922          2,236          5,762          4,417
      Income before provision for
       income taxes                         2,240          1,119          4,081          1,922
      Provision for income taxes              762            374          1,386            633
      Net income                     $      1,478   $        745   $      2,695   $      1,289

    Per Share Data:
      Basic earnings                 $       0.48   $       0.38   $       0.88   $       0.66
      Diluted earnings               $       0.41   $       0.30   $       0.76   $       0.53
      Book value                     $      14.56   $      10.43   $      14.56   $      10.43
      Basic weighted average
       shares outstanding               3,100,300      1,965,186      3,062,019      1,942,739
      Diluted weighted average
       shares outstanding               3,754,952      2,718,009      3,722,486      2,720,157
      Shares outstanding at
       period-end                       4,036,189      1,982,361      4,036,189      1,982,361

    Period End Balances:
      Assets                         $    475,439   $    325,250   $    475,439   $    325,250
      Loans*                              415,086        263,691        415,086        263,691
      Loans held for sale                  32,004         33,806         32,004         33,806
      Investment securities                 5,696         10,104          5,696         10,104
      Deposits                            353,581        256,033        353,581        256,033
      Shareholders' equity                 58,752         20,676         58,752         20,676

    Average Balance:
      Assets                         $    424,799   $    313,800   $    399,633   $    305,036
      Loans*                              384,924        264,547        363,551        241,044
      Loans held for sale                  13,901         25,994         10,885         31,177
      Investment securities                 6,715          7,358          6,805          9,939
      Deposits                            315,460        258,296        298,630        260,609
      Shareholders' equity                 39,995         20,322         38,787         19,934

    Financial Ratios:
      Return on average assets               1.40%          0.95%          1.36%          0.85%
      Return on average
       shareholders' equity                 14.82%         14.74%         14.01%         13.01%
      Shareholders' equity to
       total assets                         12.36%          6.36%         12.36%          6.36%
      Loan loss allowance to loans           0.92%          1.27%          0.92%          1.27%
      Loan loss allowance to non-
       performing assets                   861.21%        177.68%        861.21%        177.68%
      Non-performing assets to
       total assets                          0.09%          0.58%          0.09%          0.58%
      Net interest margin (tax
       equivalent basis)                     4.80%          4.10%          4.80%          4.11%
      Bank's Tier 1 capital to
       average assets                       14.53%          7.86%         14.53%          7.86%
      Bank's Tier 1 capital to
       risk weighted assets                 15.28%          9.29%         15.28%          9.29%
      Bank's Total capital to risk
       weighted assets                      16.22%         10.54%         16.22%         10.54%

      * Net of unearned income and loans held for sale

CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares, Inc., +1-757-446-6904, or ewoodard@bocmail.net//Web site: http://www.bankofthecommonwealth.com/